Exhibit 4.1

Prescribed by:	Expedite this Form: (select one)
The Ohio Secretary of State	Mail Form to one of the Following:
Central Ohio: (614) 466-3910	¡	Yes	PO Box 1390
Toll Free: 1-877-SOS-FILE (1-877-767-3453)			Columbus, OH 43216
*** Requires an additional fee of $100 ***
www.sos.state.oh.us	¡	No	PO Box 1329
e-mail: busserv@sos.state.oh.us			Columbus, OH 43216

Certificate of Amendment by Directors

or Incorporators to Articles

(Domestic)

Filing Fee $50.00

    (CHECK ONLY ONE (1) BOX)

(1)	☑	Amendment by Directors		(2)	☐	Amendment by Incorporators
	☐	Amended by Directors	(123-AMDD)		☐	Amended by Incorporators	(124-AMDI)

Complete the general information in this section for the box checked above.
Name of Corporation	Fifth Third Bancorp
Charter Number	458715
☑ Please check if additional provisions attached hereto are incorporated herein and made a part of these articles of organization.

Complete the information in this section if box (1) is checked.

Name and Title of Officer	Paul L. Reynolds	Executive VP, Sec. and GC
	(name)	(title)
(CHECK ONLY ONE (1) BOX)
	☐ A meeting of the directors was duly called and held on
		(Date)
	☑ In a writing signed by all the Directors pursuant to section 1701.54 of the ORC
The following resolution was adopted pursuant to section 1701.70(B)		(1) of the ORC:
		(Insert proper paragraph number)
See attachment

540	Page 1 of 2	Last Revised: May 2002

Complete the information in this section if box (2) is checked.

WE, the undersigned, being all of the incorporators of the above named corporation, do certify that the subscriptions to shares have not been received and the initial directors are not named in the ariticles. We hereby have elected to amend the articles as follows:

REQUIRED
Must be authenticated (signed)
by an authorized representative	/s/ Paul L. Reynolds	June 23, 2008
(See Instructions)	Authorized Representative	Date
Paul L. Reynolds
(Print Name)
Executive Vice President,
Secretary and General Counsel

	Authorized Representative	Date

(Print Name)

	Authorized Representative	Date

(Print Name)

540	Page 2 of 2	Last Revised: May 2002

ATTACHMENT TO CERTIFICATE OF AMENDMENT

TO THE SECOND AMENDED ARTICLES OF INCORPORATION

OF

FIFTH THIRD BANCORP, AS AMENDED

RESOLVED, that pursuant to the authority granted to and vested in the pricing committee (the “Pricing Committee”) of the Board of Directors of the corporation by resolutions of the Board of Directors of the corporation adopted at a meeting duly convened and held on June 17, 2008, and in accordance with Section 1701.70(B)(1) of the Ohio Revised Code and Article Fourth of the Second Amended Articles of Incorporation of Fifth Third Bancorp, as amended (the “Articles”), the Pricing Committee, on behalf of the Board of Directors, hereby establishes the terms of the Corporation’s 8.50% Non-Cumulative Perpetual Convertible Preferred Stock, Series G, pursuant to the following resolutions.

RESOLVED, that Paragraph (A)(2)(c) of Article Fourth of the Second Amended Articles of Incorporation of Fifth Third Bancorp, as amended, be, and it hereby is, renumbered as Paragraph (A)(2)(d), and a new Paragraph (A)(2)(c) of Article Fourth of the Second Amended Articles of Incorporation of Fifth Third Bancorp, as amended, be, and it hereby added to read as follows:

(c) 8.50% Non-Cumulative Perpetual Convertible Preferred Stock, Series G. Forty-Six Thousand (46,000) shares of the preferred stock of the Corporation shall be designated “8.50% Non-Cumulative Perpetual Convertible Preferred Stock, Series G.” Each of the Forty-Six Thousand (46,000) shares of the Series G Preferred Stock, no par value, shall have a liquidation preferance of $25,000 per share, and $1,150,000,000 in the aggregate, and shall have the rights, preferences and entitlements that follow:

1. Designation. The shares of such series shall be designated as “8.50% Non-Cumulative Perpetual Convertible Preferred Stock, Series G” (the “Series G Preferred Stock”).

2. Dividends.

(i) Dividends on shares of Series G Preferred Stock will not be mandatory. Holders of the Series G Preferred Stock, in preference to the holders of the corporation’s common stock and of any other shares of the corporation’s stock ranking junior to the Series G Preferred Stock as to payment of dividends, will be entitled to receive, only when, as and if declared by the Board of Directors, out of funds legally available for payment, cash dividends. These dividends will be payable at a rate per annum equal to 8.50% (the “Dividend Rate”), applied to the $25,000 liquidation preference per share, and will be paid on March 31, June 30, September 30 and December 31 of each year (each, a “Dividend Payment Date”), with respect to the Dividend Period, or portion thereof, ending on the day preceding the respective Dividend Payment Date. A “Dividend Period” means each period commencing on (and including) a Dividend Payment Date and continuing to (but not including) the next succeeding Dividend Payment Date, except that the first Dividend Period for the initial issuance of the Series G Preferred Stock will commence upon the original issue date of the Series G Preferred Stock and be paid on September 30, 2008. Dividends will be paid to holders of record on the respective date fixed for that purpose by the Board of Directors in advance of payment of each particular dividend. If a Dividend Payment Date is not a business day, the applicable dividend shall be paid on the first business day following that day without adjustment. A “business day” means any day other than a Saturday, Sunday or any other day on which banking institutions and trust companies in New York, New York and Cincinnati, Ohio are permitted or required by any applicable law to close. The amount of dividends payable per share of Series G Preferred Stock on each Dividend Payment Date will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

(ii) Dividends on shares of Series G Preferred Stock will not be cumulative. Accordingly, if the Board of Directors does not declare a dividend on the Series G Preferred Stock payable in respect of any dividend period before the related Dividend Payment Date, such dividend will not accrue and the corporation will have no obligation to pay a dividend for that dividend period on the Dividend Payment Date or at any future time, whether or not dividends on the Series G Preferred Stock are declared for any future dividend period.

3. Ranking.

(i) With respect to the payment of dividends and the amounts to be paid upon liquidation, the Series G Preferred Stock will rank (a) senior to the corporation’s common stock and all other equity securities designated as ranking junior to the Series G Preferred Stock, which will include all future issuances of preferred stock, other than those series designated as ranking on parity with it; (b) at least equally with all other equity securities designated as ranking on a parity with the Series G Preferred Stock with respect to the payment of dividends and distribution of assets upon any liquidation, dissolution or winding-up of the corporation; and (c) junior to the Series D Preferred Stock (as defined in Paragraph A(2)(a) of this Article Fourth) and Series E Preferred Stock (as defined in Paragraph A(2)(b) of this Article Fourth).

(ii) The corporation will not issue any series of preferred stock in the future that ranks senior to the Series G Preferred Stock, but the corporation may issue additional series ranking junior to or on a parity with the Series G Preferred Stock with respect to the payment of dividends and distribution of assets upon any liquidation, dissolution or winding up of the corporation. The corporation’s common stock and any other equity securities designated as ranking junior to the Series G Preferred Stock are referred to herein as “junior stock.”

(iii) So long as any shares of Series G Preferred Stock remain outstanding, unless the full dividends for the then-current Dividend Period on all outstanding shares of Series G Preferred Stock have been paid, or declared and funds set aside therefor, on any day in the immediately succeeding Dividend Period: (a) no dividend whatsoever shall be declared on any junior stock, other than a dividend payable solely in junior stock; and (b) the corporation and its subsidiaries may not purchase, redeem or otherwise acquire for consideration (other than as a result of reclassification of junior stock for or into junior stock, or the exchange or conversion of one share of junior stock for or into another share of junior stock, and other than through the use of the proceeds of a substantially contemporaneous sale of other shares of junior stock), nor will the corporation pay to or make available any monies for a sinking fund for the redemption of any junior stock.

(iv) On any Dividend Payment Date for which full dividends are not paid, or declared and funds set aside therefor, upon the Series G Preferred Stock and any shares of any class or series or any securities convertible into shares of any class or series of other equity securities designated as ranking on a parity with the Series G Preferred Stock as to payment of dividends (“Dividend Parity Stock”), all dividends paid or declared for payment on that Dividend Payment Date with respect to the Series G Preferred Stock and the Dividend Parity Stock shall be shared: (a) first ratably by the holders of any shares of such other series of Dividend Parity Stock who have the right to receive dividends with respect to Dividend Periods prior to the then-current Dividend Period, in proportion to their respective amounts of the undeclared and unpaid dividends relating to prior Dividend Periods; and (b) thereafter by the holders of the shares of Series G Preferred Stock and the Dividend Parity Stock on a pro rata basis.

(v) The corporation will not issue any new series of preferred stock having dividend payment dates that are not a March 31, June 30, September 30 and December 31 (or the next business day, if applicable).

4. Conversion.

(i) Optional Conversion Right. Each share of the Series G Preferred Stock may be converted at any time, at the option of the holder, into 2,159.8272 shares of the corporation’s common stock plus cash in lieu of fractional shares, subject to anti-dilution adjustments (such rate or adjusted rate, the “conversion rate”).

The conversion rate and the corresponding conversion price in effect at any given time are referred to as the “applicable conversion rate” and the “applicable conversion price,” respectively, and will be subject to adjustment as described below. The applicable conversion price at any given time will be computed by dividing $25,000 by the applicable conversion rate at such time.

If the conversion date is prior to the record date for any declared dividend on Series G Preferred Stock for the dividend period in which the holder elects to convert, the holder will not receive any declared dividends for that dividend period. If the conversion date is after the record date for any declared dividend and prior to the dividend payment date, the holder will receive that dividend on the relevant dividend payment date if the holder was the holder of record on the record date for that dividend; however, whether or not the holder was the holder of record on the record date, if the holder converts after a record date and prior to the related dividend payment date, the holder must pay to the conversion agent (as defined in Paragraph 4(xiii)) when the holder converts the holder’s shares of Series G Preferred Stock an amount in cash equal to the full dividend actually paid on the dividend payment date for the then-current dividend period on the shares being converted, unless the holder’s shares of Series G Preferred Stock are being converted as a consequence of a mandatory conversion at the option of the corporation, a make-whole acquisition or a fundamental change as described below in Paragraph 4(ii), Paragraph 4(v) and Paragraph 4(vi).

The corporation will pay any and all stock transfer, documentary, stamp and similar taxes that may be payable in respect of any issuance or delivery of shares of Series G Preferred Stock or shares of the corporation’s common stock or other securities issued on account of Series G Preferred Stock or certificates representing such shares or securities. The corporation will not, however, be required to pay any such tax that may be payable in respect of any transfer involved in the issuance or delivery of shares of Series G Preferred Stock, shares of the corporation’s common stock or other securities in a name other than that in which the shares of Series G Preferred Stock with respect to which such shares or other securities are issued or delivered were registered, or in respect of any payment to any person other than a payment to the registered holder thereof, and will not be required to make any such issuance, delivery or payment unless and until the person otherwise entitled to such issuance, delivery or payment has paid to the corporation the amount of any such tax or has established, to the satisfaction of the corporation, that such tax has been paid or is not payable.

(ii) Mandatory Conversion at the Option of the corporation. On or after June 30, 2013, the corporation may, at its option, at any time or from time to time cause some or all of the Series G Preferred Stock to be converted into shares of the corporation’s common stock at the then applicable conversion rate. The corporation may exercise its conversion right if, for twenty (20) trading days within any period of thirty (30) consecutive trading days, including the last trading day of such period, ending on the trading day preceding the date the corporation gives notice of mandatory conversion, the closing price of the corporation’s common stock exceeds 130% of the then applicable conversion price of the Series G Preferred Stock. If less than all of the Series G Preferred Stock are converted, the conversion agent will select the Series G Preferred Stock to be converted by lot, or on a pro rata basis or by another method the conversion agent considers fair and appropriate, including any method required by The Depository Trust Company (“DTC”) or any successor depositary (so long as such method is not prohibited by the rules of any stock exchange or quotation association on which the Series G Preferred Stock is then traded or quoted). If the conversion agent selects a portion of a holder’s shares of Series G Preferred Stock for partial mandatory conversion and the holder converts a portion of the holder’s shares of Series G Preferred Stock at the same time, the portion converted at the holder’s option will reduce the portion of the holder’s Series G Preferred Stock selected for mandatory conversion. The “closing price” of the corporation’s common stock on any date of determination means the closing sale price or, if no closing sale price is reported, the last reported sale price per share of the corporation’s common stock on the NASDAQ Global Select Market on that date. If the shares of the corporation’s common stock are not traded on the NASDAQ Global Select Market on any date of determination, the closing price of the corporation’s common stock on any date of determination means the closing sale price as reported in the composite transactions for the principal U.S. national or regional securities exchange on which the corporation’s common stock is so listed or quoted, or, if no closing price is reported, the last reported sale price on the principal U.S. national or regional securities exchange on which the corporation’s common stock is so listed or quoted, or if the corporation’s common stock is not so listed or quoted on a U.S. national or regional securities exchange, the last quoted bid price for the corporation’s common stock in the over-the-counter market as reported by Pink Sheets LLC or a similar organization, or, if that bid price is not available, the market price of the corporation’s common stock on that date as determined by a nationally recognized independent investment banking firm (unaffiliated with the corporation)

retained by the corporation for this purpose. The “closing price” for any other share of capital stock shall be determined on a comparable basis. A “trading day” is a day on which the corporation’s common stock: (a) are not suspended from trading on any national or regional securities exchange or association or over-the-counter market at the close of business; and (b) have traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of the corporation’s common stock.

For purposes of calculating the “closing price” of the corporation’s common stock, if a reorganization event (as defined in Paragraph 4(vii) below) has occurred and (1) the exchange property (as defined in Section 4(vii)) consists only of shares of the corporation’s common stock, the “closing price” shall be based on the closing price of such shares of the corporation’s common stock; (2) the exchange property consists only of cash, the “closing price” shall be the cash amount paid per share; and (3) the exchange property consists of securities, cash and/or other property, the “closing price” shall be based on the sum, as applicable, of (x) the closing price of the corporation’s common stock, (y) the cash amount paid per share and (z) the value (as determined by the Board of Directors from time-to-time) of any other securities or property paid to the corporation’s shareholders in connection with the reorganization event.

All references to the closing price and last reported sale price of one of the shares of the corporation’s common stock on the NASDAQ Global Select Market shall be such closing price and last reported sale price as reflected on the website of the NASDAQ Global Select Market (http://www.nasdaq.com) and as reported by Bloomberg Professional Service; provided that in the event that there is a discrepancy between the closing sale price as reflected on the website of the NASDAQ Global Select Market and as reported by Bloomberg Professional Service, the closing sale price and last reported sale price on the website of the NASDAQ Global Select Market shall govern.

To exercise the mandatory conversion right described above, the corporation must give notice (i) by providing a notice of such conversion to each holder of the corporation’s Series G Preferred Stock or (ii) issuing a press release and making this information available on the corporation’s website. The conversion date will be a date selected by the corporation (the “mandatory conversion date”) and will be no less than ten days, and no more than twenty (20) days, after the date on which the corporation provides such notice of mandatory conversion or issues such press release. In addition to any information required by applicable law or regulation, the notice of mandatory conversion and press release shall state, as appropriate: (a) the mandatory conversion date; (b) the number shares of the corporation’s common stock to be issued upon conversion of each share of Series G Preferred Stock; and (c) the number of shares of Series G Preferred Stock to be converted.

(iii) Limitation on Beneficial Ownership. Notwithstanding the foregoing, no holder of Series G Preferred Stock will be entitled to receive shares of the corporation’s common stock upon conversion to the extent (but only to the extent) that such receipt would cause such converting holder to become, directly or indirectly, a “beneficial owner” (within the meaning of Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) of more than 9.9% of the shares of the corporation’s common stock outstanding at such time. Any purported delivery of the corporation’s common stock upon conversion of Series

G Preferred Stock shall be void and have no effect to the extent, but only to the extent, that such delivery would result in the converting holder becoming the beneficial owner of more than 9.9% of the shares of the corporation’s common stock outstanding at such time. If any delivery of the corporation’s common stock owed to a holder upon conversion of Series G Preferred Stock is not made, in whole or in part, as a result of this limitation, the corporation’s obligation to make such delivery shall not be extinguished and the corporation shall deliver such shares as promptly as practicable after any such converting holder gives notice to the corporation that such delivery would not result in it being the beneficial owner of more than 9.9% of the corporation’s common stock outstanding at such time. This limitation on beneficial ownership shall not constrain in any event the corporation’s ability to exercise its right to cause the Series G Preferred Stock to convert mandatorily.

(iv) Conversion Procedures. Conversion into the shares of the corporation’s common stock will occur on the mandatory conversion date or any applicable conversion date (as defined below). On the mandatory conversion date, certificates representing shares of the corporation’s common stock will be issued and delivered to the holder or the holder’s designee upon presentation and surrender of the certificate evidencing the Series G Preferred Stock to the conversion agent if shares of the Series G Preferred Stock are held in certificated form, and upon compliance with some additional procedures described below. If a holder’s interest is a beneficial interest in a global certificate representing Series G Preferred Stock, a book-entry transfer through DTC will be made by the conversion agent upon compliance with the depositary’s procedures for converting a beneficial interest in a global security. On the date of any conversion at the option of the holders, if a holder’s interest is in certificated form, a holder must do each of the following in order to convert: (a) complete and manually sign the conversion notice provided by the conversion agent, or a facsimile of the conversion notice, and deliver this irrevocable notice to the conversion agent; (b) surrender the shares of Series G Preferred Stock to the conversion agent; (c) if required, furnish appropriate endorsements and transfer documents; (d) if required, pay all transfer or similar taxes; and (e) if required, pay funds equal to any declared and unpaid dividend payable on the next dividend payment date.

If a holder’s interest is a beneficial interest in a global certificate representing Series G Preferred Stock, in order to convert, a holder must comply with the last three requirements listed above and comply with the depositary’s procedures for converting a beneficial interest in a global security. The date on which a holder complies with the foregoing procedures is the “conversion date.”

A holder may obtain copies of the required form of the conversion notice from the conversion agent. The conversion agent will, on a holder’s behalf, convert the Series G Preferred Stock into the corporation’s common stock, in accordance with the terms of the notice delivered by the corporation described below. Payments of cash for dividends and in lieu of fractional shares and, if the corporation’s common stock is to be delivered, a book-entry transfer through DTC will be made by the conversion agent.

The person or persons entitled to receive shares of the corporation’s common stock and/or securities issuable upon conversion of the Series G Preferred Stock will be treated as the record holder(s) of such shares as of the close of business on the applicable conversion date. Prior to the close of business on the applicable conversion date, the shares of the corporation’s common stock and/or securities issuable upon conversion of the Series G Preferred Stock will not be deemed to be outstanding for any purpose and the holder will have no rights with respect to the corporation’s common stock, including voting rights, rights to respond to tender offers and rights to receive any dividends or other distributions on the corporation’s common stock or other securities issuable upon conversion, by virtue of holding the Series G Preferred Stock.

(v) Conversion Upon Certain Acquisitions.

(a) General. The following provisions will apply if, prior to the conversion date, one of the following events occur prior to the conversion date for shares of Series G Preferred Stock: (i) a “person” or “group” within the meaning of Section 13(d) of the Exchange Act files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect ultimate “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of shares of the corporation’s capital stock entitling such person or group to exercise 50% or more of the total voting power of all shares of the corporation’s capital stock; or (ii) consummation of any consolidation or merger of the corporation or similar transaction or any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of the corporation and its subsidiaries, taken as a whole, to any person other than one of the corporation’s subsidiaries, in each case pursuant to which the corporation’s common stock will be converted into cash, securities or other property, other than pursuant to a transaction in which the persons that “beneficially owned” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, voting shares immediately prior to such transaction beneficially own, directly or indirectly, voting shares representing a majority of the total voting power of all outstanding classes of voting shares of the continuing or surviving person immediately after the transaction. These transactions are referred to as “make-whole acquisitions;” provided, however, that a make-whole acquisition will not be deemed to have occurred if (x) at least 90% of the consideration (as determined by the Board of Directors) received by holders of the corporation’s common stock in the transaction or transactions consists of shares of the corporation’s common stock or American Depositary Receipts in respect of shares of the corporation’s common stock that are traded on a U.S. national securities exchange or that will be traded on a U.S. national securities exchange when issued or exchanged in connection with a make-whole acquisition and (y) such transaction or transactions are a reorganization event (as described below in Paragraph 4(vii) with the consequence that each share of Series G Preferred Stock outstanding immediately prior to such transaction or transactions will become convertible into such shares of the corporation’s common stock or American Depositary Receipts in respect of shares of the corporation’s common stock in such transaction or transactions. Upon a make-whole acquisition, the corporation will, under the circumstances provided below in this Section 4(v), increase the conversion rate in respect of any conversions of the Series G Preferred Stock that occur during the period (the “make-whole acquisition conversion period”) beginning on the effective date of the make-whole acquisition (the “make-whole acquisition effective date”) and ending on the date that is thirty (30) days after the make-whole acquisition effective date, by a number of additional shares of the corporation’s common stock (the “make-whole shares”) as described below.

The corporation will notify holders, at least twenty (20) days prior to the anticipated make-whole acquisition effective date of such make-whole acquisition, or within two business days of becoming aware of a make-whole acquisition described in Paragraph 4(v)(a)(i) of the anticipated make-whole acquisition effective date of such transaction. The notice will specify the anticipated make-whole acquisition effective date of the make-whole acquisition and the date by which each holder’s make-whole acquisition conversion right must be exercised, which shall be thirty (30) days after the make-whole acquisition effective date. The corporation will also notify holders on the make-whole acquisition effective date of such make-whole acquisition, or as soon as practicable thereafter, specifying, among other things, the date that is thirty (30) days after the make-whole acquisition effective date, the number of make-whole shares and the amount of the cash, securities and other consideration receivable by the holder upon conversion. To exercise the make-whole acquisition conversion right, a holder must deliver to the conversion agent, on or before the close of business on the date specified in the notice, the certificate evidencing such holder’s shares of the Series G Preferred Stock, if the shares of the Series G Preferred Stock are held in certificated form. If a holder’s interest is a beneficial interest in a global certificate representing Series G Preferred Stock, in order to convert a holder must comply with the requirements listed above in Paragraph 4(iv) and comply with the depositary’s procedures for converting a beneficial interest in a global security. The date that the holder complies with these requirements is referred to as the “make-whole conversion date.” If a holder does not elect to exercise the make-whole acquisition conversion right within the specified period, such holder’s shares of the Series G Preferred Stock will remain outstanding until otherwise converted but will not be eligible to receive make-whole shares.

(b) Make-Whole Shares. The following table sets forth the number of make-whole shares per share of Series G Preferred Stock for each share price and effective date set forth below:

		June 25, 2008	June 30, 2009	June 30, 2010	June 30, 2011	June 30, 2012	June 30, 2013	Thereafter
Common Stock Price	$9.26	539.9568	539.9568	539.9568	539.9568	535.4657	539.9568	539.9568
	$10.00	507.7434	479.3367	458.2452	442.3782	421.6382	439.6154	435.4400
	$11.50	373.3951	345.2667	322.2862	298.7240	267.3819	266.8385	261.2518
	$13.00	283.2983	258.3703	233.8376	204.7061	164.5931	130.8016	134.0156
	$15.05	209.7587	186.8266	165.4783	134.2429	90.7086	0.7189	0.9596
	$17.50	152.3791	133.5064	114.7792	86.6998	46.6655	-	-
	$20.00	118.6715	103.5533	88.6562	64.3948	32.6515	-	-
	$22.50	96.7425	84.4161	72.7387	52.2759	26.5248	-	-
	$25.00	81.2203	71.2120	62.0169	44.6319	22.8395	-	-
	$30.00	60.5934	53.8142	48.0275	34.8204	17.8425	-	-
	$40.00	37.9361	34.2680	31.8490	23.3217	11.7063	-	-
	$50.00	25.8236	23.4291	22.4928	16.5102	8.0380	-	-
	$60.00	18.4131	16.6115	16.4176	12.0103	5.6052	-	-
	$80.00	10.0753	8.7237	9.1358	6.4894	2.6035	-	-
	$100.00	5.6902	4.4637	5.0780	3.3018	0.8643	-	-
	$125.00	2.6300	1.4728	2.1313	0.9092	-	-	-

The exact common stock price and effective dates may not be set forth on the table, in which case:

(i)

if the common stock price is between two common stock price amounts on the table or the effective date is between two dates on the table, the number of make-whole shares will be determined by straight-line interpolation between the number of make-whole shares set forth for the higher and lower common stock price amounts and the two dates, as applicable, based on a 365-day year;

(ii)	if the common stock price is in excess of $125.00 per share (subject to adjustment as described below ), no make-whole shares will be issued upon conversion of the Series G Preferred Stock; and

(iii)	if the common stock price is less than $9.26 per share (subject to adjustment as described below), no make-whole shares will be issued upon conversion of the Series G Preferred Stock.

The number of make-whole shares will be determined by reference to the table above and is based on the make-whole acquisition effective date and the price (the “share price”) paid per share of the corporation’s common stock in such transaction. If the holders of the corporation’s common stock receive only cash (in a single per-share amount, other than with respect to appraisal and similar rights) in the make-whole acquisition, the share price shall be the cash amount paid per share. For purposes of the preceding sentence as applied to a make-whole acquisition described in Paragraph 4(v)(a)(x) above, a single price per share shall be deemed to have been paid only if the transaction or transactions that caused the person or group to become direct or indirect ultimate beneficial owners of the corporation’s common stock representing more than 50% of the voting power of the corporation’s common stock was a tender offer for more than 50% of the corporation’s outstanding common stock. Otherwise, the share price shall be the average of the closing price per share of the corporation’s common stock on the ten (10) trading days up to but not including the make-whole acquisition effective date.

The share prices set forth in the second column of the table will be adjusted as of any date on which the conversion rate of the Series G Preferred Stock is adjusted. The adjusted share prices will equal the share prices applicable immediately prior to such adjustment multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the share price adjustment and the denominator of which is the conversion rate as so adjusted. Each of the number of make-whole shares in the table will be subject to adjustment in the same manner as the conversion rate as set forth under Paragraph 4(viii).

(vi) Conversion Upon Fundamental Change. In lieu of receiving the make-whole shares, if the reference price (as defined below) in connection with a make-whole acquisition is less than $9.26, subject to adjustment (a “fundamental change”), a holder may elect to convert each share of Series G Preferred Stock during the period beginning on the effective date of the fundamental change and ending on the date that is thirty (30) days after the effective date of the fundamental change at an adjusted conversion price equal to the greater of

(1) the reference price and (2) $ 4.63, subject to adjustment (the “base price”). The base price will be adjusted as of any date that the conversion rate of the Series G Preferred Stock is adjusted. The adjusted base price will equal the base price applicable immediately prior to such adjustment multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the conversion rate adjustment and the denominator of which is the conversion rate as so adjusted. If the reference price is less than the base price, holders will receive a maximum of 5,399.5680 shares of the corporation’s common stock per share of Series G Preferred Stock, subject to adjustment, which may result in a holder receiving value that is less than the liquidation preference of the Series G Preferred Stock. In lieu of issuing shares of the corporation’s common stock upon conversion in the event of a fundamental change, the corporation may at its option, and the corporation obtains any necessary regulatory approval, make a cash payment equal to the reference price for each share of the corporation’s common stock otherwise issuable upon conversion.

The “reference price” shall be the “share price” as defined above in the paragraph immediately succeeding the table under Paragraph 4(v).

To exercise the fundamental change conversion right, a holder must comply with the requirements listed above under Paragraph 4(iv) on or before the date that is thirty (30) days following the effectiveness of the fundamental change and indicate that it is exercising the fundamental change conversion right. If a holder does not elect to exercise the fundamental change conversion right, such holder will not be eligible to convert such holder’s shares at the base price and such holder’s shares of the Series G Preferred Stock will remain outstanding until otherwise converted.

The corporation will notify holders, at least twenty (20) days prior to the anticipated effective date of a fundamental change, or within two business days of becoming aware of a make-whole acquisition described in the Paragraph 4(v)(a)(i) of the anticipated effective date of such transaction. The notice will specify the anticipated effective date of the fundamental change and the date by which each holder’s fundamental change conversion right must be exercised. The corporation also will provide notice to holders on the effective date of a fundamental change, or as soon as practicable thereafter, specifying, among other things, the date that is thirty (30) days after the effective date, the adjusted conversion price following the fundamental change and the amount of the cash, securities and other consideration receivable by the holder upon conversion. To exercise the fundamental change conversion right, a holder must comply with the requirements listed above in Paragraph 4(iv) on or before the date that is thirty (30) days following the effectiveness of the fundamental change and indicate that it is exercising the fundamental change conversion right. If a holder does not elect to exercise the fundamental change conversion right within such period, such holder will not be eligible to convert such holder’s shares at the base price and such holder’s shares of Series G Preferred Stock will remain outstanding (subject to the holder electing to convert such holder’s shares as described above in Paragraph 4(v).

(vii) Reorganization Events. In the event of: (a) any consolidation or merger of the corporation with or into another person in each case pursuant to which the corporation’s common stock will be converted into cash, securities or other property of the corporation or another person; (b) any sale, transfer, lease or conveyance to another person of all or substantially all of the consolidated assets of the corporation and its subsidiaries, taken as a whole, in each case pursuant to which the corporation’s common stock will be converted into cash, securities or other property; (c) any reclassification of the corporation’s common stock into securities, including securities other than the corporation’s common stock; or (d) any statutory exchange of the corporation’s securities with another person (other than in connection with a merger or acquisition, each of which is referred to as a “reorganization event,” each share of the Series G Preferred Stock outstanding immediately prior to such reorganization event will, without the consent of the holders of the Series G Preferred Stock, become convertible into the types and amounts of securities, cash and other property receivable in such reorganization event by a holder of the corporation’s common stock that was not the counterparty to the reorganization event or an affiliate of such other party (such securities, cash and other property, the “exchange property”). In the event that holders of the corporation’s common stock have the opportunity to elect the form of consideration to be received in such transaction, the consideration that the holders of the Series G Preferred Stock are entitled to receive will be deemed to be the types and amounts of consideration received by the majority of the holders of the corporation’s common stock that affirmatively make an election. In the event that holders of the corporation’s common stock either (i) do not have the opportunity to elect the form of consideration to be received in the transaction or (ii) do not make any such election, the consideration that the holders of the Series G Preferred Stock are entitled to receive will be deemed to be the type and amount of consideration received by the holders of the corporation’s common stock (and in the same proportions). Holders have the right to convert their shares of Series G Preferred Stock in the event of certain acquisitions as described in Paragraph 4(v) and Paragraph 4(vi).

(viii) Anti-Dilution Rate Adjustments. The conversion rate will be adjusted, without duplication, if certain events occur:

(a) the issuance of the corporation’s common stock as a dividend or distribution to all holders of the corporation’s common stock, or a subdivision or combination of the corporation’s common stock (other than in connection with a transaction constituting a reorganization event), in which event the conversion rate will be adjusted based on the following formula:

CR1	=	CR0 x (OS1 ÷ OS0)

where,

CR0	=	the conversion rate in effect at the close of business on the record date
CR1	=	the conversion rate in effect immediately after the record date
OS0	=	the number of shares of the corporation’s common stock outstanding at the close of business on the record date prior to giving effect to such event
OS1	=	the number of shares of the corporation’s common stock that would be outstanding immediately after, and solely as a result of, such event

Notwithstanding the foregoing, (1) no adjustment will be made for the issuance of the corporation’s common stock as a dividend or distribution to all holders of the corporation’s common stock that is made in lieu of a quarterly or annual cash dividend or distribution to such holders, to the extent such dividend or distribution does not exceed the applicable “dividend threshold amount” (as defined below) (with the amount of any such dividend or distribution equaling the number of such shares being issued multiplied by the average of the VWAP of the corporation’s common stock over each of the five consecutive VWAP trading days prior to the ex-date for such dividend or distribution) and (2) in the event any dividend, distribution, subdivision or combination that is the subject of this Paragraph 4(viii)(a) is declared but not so paid or made, the conversion rate shall be immediately readjusted, effective as of the date the Board of Directors publicly announces its decision not to pay or make such dividend or distribution or effect such subdivision or combination, to the conversion rate that would then be in effect if such dividend or distribution had not been declared or such subdivision or combination had not been announced.

(b) the issuance to all holders of the corporation’s common stock of certain rights or warrants (other than rights issued pursuant to a shareholder rights plan or rights or warrants issued in connection with a transaction constituting a reorganization event) entitling them for a period expiring sixty (60) days or less from the date of issuance of such rights or warrants to purchase shares of the corporation’s common stock (or securities convertible into the corporation’s common stock) at less than (or having a conversion price per share less than) the current market price of the shares of the corporation’s common stock as of the record date, in which event the conversion rate will be adjusted based on the following formula:

CR1	=	CR0 x [(OS0 + X) ÷ (OS0 + Y)]

where,

CR0	=	the conversion rate in effect at the close of business on the record date
CR1	=	the conversion rate in effect immediately after the record date
OS0	=	the number of shares of the corporation’s common stock outstanding at the close of business on the record date
X	=	the total number of shares of the corporation’s common stock issuable pursuant to such rights or warrants (or upon conversion of such securities)
Y	=

the number of shares equal to quotient of the aggregate price payable to exercise such rights or warrants (or the conversion price for such securities paid upon conversion) divided by the average of the VWAP of shares of the corporation’s common stock over each of the ten consecutive VWAP trading days prior to the Business Day immediately preceding the announcement of the issuance of such rights or warrants

Notwithstanding the foregoing, (1) in the event that such rights or warrants described in this Section 4(viii)(b) are not so issued, the conversion rate shall be immediately readjusted, effective as of the date the Board of Directors publicly announces its decision not to issue such rights or warrants, to the conversion rate that would then be in effect if such issuance had not been declared and (2) to the extent that such rights or warrants are not exercised prior to their expiration or shares of the corporation’s common stock are otherwise not delivered pursuant to such rights or warrants upon the exercise of such rights or warrants, the conversion rate shall be readjusted to the conversion rate that would then be in effect had the adjustments made upon the issuance of such rights or warrants been made on the basis of delivery of only the number of shares of the corporation’s common stock actually delivered.

In determining the aggregate price payable for such shares of the corporation’s common stock , there shall be taken into account any consideration received by the corporation for such rights or warrants and the value of such consideration (if other than cash, to be determined by the Board of Directors). If an adjustment to the conversion rate may be required pursuant to this Paragraph 4(viii)(b) delivery of any additional shares of the corporation’s common stock that may be deliverable upon conversion as a result of an adjustment required pursuant to this Paragraph 4(viii)(b) shall be delayed to the extent necessary in order to complete the calculations provided for in this Paragraph 4(viii)(b).

(c) the dividend or other distribution to all holders of shares of the corporation’s capital stock (other than shares of the corporation’s common stock) or evidences of the corporation’s indebtedness or the corporation’s assets (excluding any dividend, distribution or issuance covered by clauses (a) or (b) above or (d) below, any dividend or distribution in connection with a transaction constituting a reorganization event or any spin-off to which the provisions set forth below in this clause (c) apply) in which event the conversion rate will be adjusted based on the following formula:

CR1	=	CR0 x [SP0 ÷ (SP0 – FMV)]

where,

CR0	=	the conversion rate in effect at the close of business on the record date
CR1	=	the conversion rate in effect immediately after the record date
SP0	=	the current market price as of the record date
FMV	=

the fair market value (as determined by the Board of Directors) on the record date of the shares of capital stock, evidences of indebtedness or assets so distributed, applicable to one of the shares of the corporation’s common stock

However, if the transaction that gives rise to an adjustment pursuant to this clause (c) is one pursuant to which the payment of a dividend or other distribution on the shares of the corporation’s common stock consists of shares of capital stock of, or similar equity interests in, a subsidiary or other business unit of the corporation (i.e., a spin-off) that are, or, when issued, will be, traded or quoted on the NYSE, the NASDAQ Stock Market or any other national or regional securities exchange or market, then the conversion rate will instead be adjusted based on the following formula:

CR1	=	CR0 x [(FMV0 + MP0)÷ MP0]

where,

CR0	=	the conversion rate in effect at the close of business on the record date
CR1	=	the conversion rate in effect immediately after the record date
FMV0	=

the average of the VWAP of the capital stock or similar equity interests distributed to holders of the corporation’s common stock applicable to one of the shares of the corporation’s common stock over each of the ten consecutive VWAP trading days commencing on and including the third VWAP trading day after the date on which “ex-distribution trading” commences for such dividend or distribution on the NYSE or such other national or regional exchange or association or over-the-counter market or if not so traded or quoted, the fair market value of the capital stock or similar equity interests distributed to holders of the corporation’s common stock applicable to one of shares of the corporation’s common stock as determined by the Board of Directors

MP0	=

the average of the VWAP of the corporation’s common stock over each of the ten consecutive VWAP trading days commencing on and including the third VWAP trading day after the date on which “ex-distribution trading” commences for such dividend or distribution on the NYSE, the NASDAQ Global Select Market or such other national or regional exchange or association or over-the-counter market on which the corporation’s common stock is then traded or quoted

Notwithstanding the foregoing, (1) if any dividend or distribution of the type described in this Paragraph 4(viii)(c) is declared but not so paid or made, the conversion rate shall be immediately readjusted, effective as of the date the Board of Directors publicly announces its decision not to pay such dividend or distribution, to the conversion rate that would then be in effect if such dividend or distribution had not been declared. If an adjustment to the Conversion Rate may be required under this Paragraph 4(viii)(c), delivery of any additional shares of the corporation’s common stock that may be deliverable upon conversion as a result of an adjustment required under this Paragraph 4(viii)(c) shall be delayed to the extent necessary in order to complete the calculations provided for in this Paragraph 4(viii)(c).

(d) The corporation makes a distribution consisting exclusively of cash to all holders of shares of the corporation’s common stock, excluding (a) any regular cash dividend on the shares of the corporation’s common stock to the extent that the aggregate regular cash dividend per share of the corporation’s common stock does not exceed $0.15 in any fiscal quarter (the “dividend threshold amount”) and (b) any consideration payable in connection with a tender or exchange offer made by the corporation or any of its subsidiaries referred to in clause (e) below, in which event, the conversion rate will be adjusted based on the following formula:

CR1	=	CR0 x [(SP0 - T) ÷ (SP0 – C)]

Where,

CR0	=	the conversion rate in effect at the close of business on the record date
CR1	=	the conversion rate in effect immediately after the record date

SP0	=	the current market price as of the record date

T	=

the dividend threshold amount; provided that in the case of any dividend in a quarter other than the regular quarterly dividend or distribution, the dividend threshold amount shall be deemed to be zero

C	=	the amount in cash per share the corporation distributes to holders or pay in such dividend or distribution

The dividend threshold amount is subject to adjustment on an inversely proportional basis whenever the conversion rate is adjusted, provided that no adjustment will be made to the dividend threshold amount for any adjustment made to the conversion rate pursuant to this clause (d).

Notwithstanding the foregoing, if any dividend or distribution of the type described in this Paragraph 4(viii)(d) is declared but not so paid or made, the conversion rate shall be immediately readjusted, effective as of the date the Board of Directors publicly announces its decision not to pay such dividend or distribution, to the conversion rate that would then be in effect if such dividend or distribution had not been declared.

(e) The corporation or one or more of its subsidiaries make purchases of the corporation’s common stock pursuant to a tender offer or exchange offer by corporation or one of its subsidiaries for the corporation’s common stock to the extent that the cash and value (as determined by the Board of Directors) of any other consideration included in the payment per share of the corporation’s common stock validly tendered or exchanged exceeds the VWAP per share of the corporation’s common stock on the VWAP trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer (the “expiration date”), in which event the conversion rate will be adjusted based on the following formula:

CR1	=	CR0 x [(FMV + (SP1 x OS1)) ÷ (SP1 x OS0)]

where,

CR0	=	the conversion rate in effect at the close of business on the expiration date
CR1	=	the conversion rate in effect immediately after the expiration date
FMV	=

the fair market value (as determined by the Board of Directors), on the expiration date, of the aggregate value of all cash and any other consideration paid or payable for shares validly tendered or exchanged and not withdrawn as of the expiration date (the “purchased shares”)

OS1	=

the number of shares of the corporation’s common stock outstanding as of the last time tenders or exchanges may be made pursuant to such tender or exchange offer (the “expiration time”) less any purchased shares

OS0	=	the number of shares of the corporation’s common stock outstanding at the expiration time, including any purchased shares

SP1	=	the average of the VWAP of shares of the corporation’s common stock over each of the five consecutive VWAP trading days commencing with the VWAP trading day immediately after the expiration date

Notwithstanding the foregoing, if the corporation, or one of its subsidiaries, is obligated to purchase shares of the corporation’s common stock pursuant to any such tender or exchange offer, but the corporation or such subsidiary is permanently prevented by applicable law from effecting any such purchases, or all such purchases are rescinded, then the conversion rate shall be readjusted to be the conversion rate that would then be in effect if such tender or exchange offer had not been made. If an adjustment to the conversion rate may be required under this Paragraph 4(viii)(e), deliver of any additional shares of the corporation’s common stock that may be deliverable upon conversion as a result of an adjustment required under this Paragraph 4(viii)(e) shall be delayed to the extent necessary in order to complete the calculations provided for in this Paragraph 4(viii)(e).

“Record date” means, for purpose of a conversion rate adjustment, with respect to any dividend, distribution or other transaction or event in which the holders of the shares of the corporation’s common stock have the right to receive any cash, securities or other property or in which the shares of the corporation’s common stock (or other applicable security) are exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of holders of the shares of the corporation’s common stock entitled to receive such cash, securities or other property (whether such date is fixed by the Board of Directors or by statute, contract or otherwise).

“Current market price” of the shares of the corporation’s common stock on any day, means the average of the VWAP of the shares of the corporation’s common stock over each of the ten consecutive VWAP trading days ending on the earlier of the day in question and the day before the ex-date or other specified date with respect to the issuance or distribution requiring such computation, appropriately adjusted to take into account the occurrence during such period of any event described in clauses (a) through (e) above. For purposes of the foregoing, “ex-date” means the first date on which the shares of the corporation’s common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive an issuance or distribution.

“VWAP” per share of the corporation’s common stock on any VWAP trading day means the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “FITB <equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from the open of trading on the relevant VWAP trading day until the close of trading on the relevant VWAP trading day (or if such volume-weighted average price is unavailable, the market price of one of the shares of the corporation’s common stock on such VWAP trading days determined, using a volume-weighted average method, by a nationally recognized investment banking firm (unaffiliated with the corporation) retained for this purpose by the corporation, which investment banking firm may be an underwriter of the Series G Preferred Stock offered hereby).

A “VWAP trading day” means, for purposes of determining a VWAP, a business day on which the relevant exchange or quotation system is scheduled to be open for business and a day on which there has not occurred or does not exist a market disruption event. A “market disruption event” means any of the following events that has occurred: (x) any suspension of, or limitation imposed on, trading by the relevant exchange or quotation system during the one-hour period prior to the close of trading for the regular trading session on the relevant exchange or quotation system (or for purposes of determining VWAP any period or periods aggregating one half-hour or longer) and whether by reason of movements in price exceeding limits permitted by the relevant exchange or quotation system or otherwise relating to the shares of the corporation’s common stock or in futures or option contracts relating to the shares of the corporation’s common stock on the relevant exchange or quotation system; (y) any event (other than a failure to open or a closure as described below) that disrupts or impairs the ability of market participants during the one-hour period prior to the close of trading for the regular trading session on the relevant exchange or quotation system (or for purposes of determining VWAP any period or periods aggregating one half-hour or longer) in general to effect transactions in, or obtain market values for, the shares of the corporation’s common stock on the relevant exchange or quotation system or futures or options contracts relating to the shares of the corporation’s common stock on any relevant exchange or quotation system; or (z) the failure to open of the exchange or quotation system on which futures or options contracts relating to the shares of the corporation’s common stock are traded or the closure of such exchange or quotation system prior to its respective scheduled closing time for the regular trading session on such day (without regard to after hours or other trading outside the regular trading session hours) unless such earlier closing time is announced by such exchange or quotation system at least one hour prior to the earlier of the actual closing time for the regular trading session on such day and the submission deadline for orders to be entered into such exchange or quotation system for execution at the actual closing time on such day.

Except as stated above, the conversion rate will not be adjusted for the issuance of the corporation’s common stock or any securities convertible into or exchangeable for shares of the corporation’s common stock or carrying the right to purchase any of the foregoing or for the repurchase of shares of the corporation’s common stock. An adjustment to the conversion rate also need not be made for a transaction referred to in clauses (a) through (e) above if holders of the Series G Preferred Stock may participate in the transaction on a basis and with notice that the Board of Directors determines to be fair and appropriate in light of the basis and notice on which holders of the corporation’s common stock participate in the transaction. In addition, no adjustment to the conversion rate need be made for a change in the par value or no par value of the corporation’s common stock.

The corporation may from time to time, to the extent permitted by law and subject to the applicable rules of the NASDAQ, increase the conversion rate of the Series G Preferred Stock by a specified amount for a period of at least twenty (20) business days. In that case, the corporation will give at least fifteen (15) calendar days’ prior notice of such increase. The corporation may also make such increases in the conversion rate, in addition to those set forth above, as the Board of Directors deems advisable to avoid or diminish any income tax to holders of the corporation’s common stock resulting from any dividend or distribution of shares (or rights to acquire stock) or from any event treated as such for income tax purposes.

No adjustment in the conversion rate will be required unless such adjustment would require an increase or decrease of at least one percent; provided, however, that any such minor adjustments that are not required to be made will be carried forward and taken into account in any subsequent adjustment, and provided further that any such adjustment of less than one percent that has not been made will be made upon the date of any mandatory conversion at the corporation’s option, a make-whole acquisition or a fundamental change.

Adjustments to the conversion rate will be calculated to the nearest 1/10,000th of a share.

(ix) Fractional Shares. No fractional shares of the corporation’s common stock will be issued to holders of the Series G Preferred Stock upon conversion. In lieu of any fractional shares of the corporation’s common stock otherwise issuable in respect of the aggregate number of shares of the Series G Preferred Stock of any holder that are converted, that holder will be entitled to receive an amount in cash (computed to the nearest cent) equal to the same fraction of the closing price per share of the corporation’s common stock determined as of the second trading day immediately preceding the effective date of conversion.

If more than one share of the Series G Preferred Stock is surrendered for conversion at one time by or for the same holder, the number of full shares of the corporation’s common stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Series G Preferred Stock so surrendered.

(x) Successive Adjustments. After an adjustment to the conversion rate under this Paragraph 4(viii), any subsequent event requiring an adjustment under this Paragraph 4(viii) shall cause an adjustment to such conversion rate as so adjusted.

(xi) Multiple Adjustments. For the avoidance of doubt, if an event occurs that would trigger an adjustment to the conversion rate pursuant to this Paragraph 4(viii) under more than one subsection hereof, such event, to the extent fully taken into account in a single adjustment, shall not result in multiple adjustments hereunder.

(xii) Notice of Adjustment. Whenever a conversion rate is adjusted as provided under Paragraph 4(viii), the corporation shall within ten (10) business days following the occurrence of an event that requires such adjustment (or if the corporation is not aware of such occurrence, as soon as reasonably practicable after becoming so aware) or within fifteen (15) calendar days of the date the corporation makes an adjustment pursuant to Section 4(viii):

(a) compute the adjusted applicable conversion rate in accordance with Section 4(viii) and prepare and transmit to the conversion agent an officers’ certificate setting forth the applicable conversion rate, as the case may be, the method of calculation thereof in reasonable detail, and the facts requiring such adjustment and upon which such adjustment is based; and

(b) provide a written notice to the holders of the Series G Preferred Stock of the occurrence of such and a statement in reasonable detail setting forth the method by which the adjustment to the applicable conversion rate was determined and setting forth the adjusted applicable conversion rate.

(xiii) Conversion Agent. “Conversion Agent” means the transfer agent of the corporation, acting in its capacity as conversion agent for the Series G Preferred Stock, and its successor, and assigns or any other conversion agent appointed by the corporation. The conversion agent shall not at any time be under any duty or responsibility to any holder to determine whether any facts exist that may require any adjustment of the applicable conversion rate or with respect to the nature or extent or calculation of any such adjustment when made, or with respect to the method employed in making the same. The conversion agent shall be fully authorized and protected in relying on any Officers’ Certificate delivered pursuant to Paragraph 4(xii) and any adjustment contained therein and the conversion agent shall not be deemed to have knowledge of any adjustment unless and until it has received such certificate. The conversion agent shall not be accountable with respect to the validity or value (or the kind or amount) of any shares of the corporation’s common stock, or of any securities or property, that may at the time be issued or delivered with respect to any of the Series G Preferred Stock; and the conversion agent makes no representation with respect thereto. The Conversion Agent shall not be responsible for any failure of the corporation to issue, transfer or deliver any shares of the corporation’s common stock pursuant to a the conversion of the Series G Preferred Stock or to comply with any of the duties, responsibilities or covenants of the corporation contained in this Section 4.

(xiv) Withholding. All payments and distributions (or deemed distributions) on the Series G Preferred Stock (and on the shares of the corporation’s common stock received upon their conversion) shall be subject to withholding and backup withholding of tax to the extent required by law, subject to applicable exemptions, and amounts withheld, if any, shall be treated as received by the holders.

5. Liquidation Rights,

(i) In the event that the corporation voluntarily or involuntarily liquidates, dissolves or winds up its affairs, holders of Series G Preferred Stock will be entitled to receive an amount per share referred to as the “Total Liquidation Amount,” equal to the fixed liquidation preference of $25,000 per share, plus any declared and unpaid dividends including, if applicable, a pro rata portion of any declared and unpaid dividends for the then-current Dividend Period to the date of liquidation, without regard to any undeclared dividends. Holders of the Series G Preferred Stock will be entitled to receive the Total Liquidation Amount out of the corporation’s assets that are available for distribution to shareholders of the corporation’s capital stock ranking on a parity on liquidation to the Series G Preferred Stock, after payment or provision for payment of the corporation’s debts and other liabilities, and distributions on the Series D Preferred Stock and Series E Preferred Stock, but before any distribution of assets is made to holders of the corporation’s common stock or any other shares ranking, as to that distribution, junior to the Series G Preferred Stock.

(ii) If the corporation’s assets are not sufficient to pay the Total Liquidation Amount in full to all holders of Series G Preferred Stock and all holders of any shares of the corporation’s stock ranking as to any such distribution on a parity with the Series G Preferred Stock, the amounts paid to the holders of Series G Preferred Stock and to such other shares will be paid pro rata in accordance with the respective Total Liquidation Amount and the aggregate liquidation amount of any such outstanding shares of parity stock.

(iii) If the Total Liquidation Amount per share of Series G Preferred Stock has been paid in full to all holders of Series G Preferred Stock and the liquidation preference of any other shares ranking on a parity with the Series G Preferred Stock has been paid in full, the holders of the corporation’s common stock or any other shares ranking, as to such distribution, junior to the Series G Preferred Stock will be entitled to receive all of the corporation’s remaining assets according to their respective rights and preferences.

(iv) For purposes of the liquidation rights, neither the sale, conveyance, exchange or transfer of all or substantially all of the corporation’s property and assets, nor the consolidation or merger by the corporation with or into any other corporation or by another corporation with or into the corporation, will constitute a liquidation, dissolution or winding-up of the corporation’s affairs.

6. Voting Rights.

Except as required by Ohio law, and except for the circumstances provided for in Section 8(ii), holders of the Series G Preferred Stock will not have any voting rights and will not be entitled to elect any directors. In situations in which Ohio law requires mandatory voting rights for a class of shares, the corporation will treat each series of the corporation’s preferred stock, including the Series G Preferred Stock, as a separate class for voting purposes.

7. Mergers and Consolidations.

(i) The corporation will not effect any merger or consolidation of the corporation with or into any entity other than a corporation, or any merger or consolidation of the corporation with or into any other corporation unless (a) Series G Preferred Stock remains issued and outstanding following the transaction, (b) holders of Series G Preferred Stock are issued a class or series of preferred stock of the surviving or resulting corporation, or a corporation controlling such corporation, having substantially identical voting powers, preferences and special rights, or (c) such merger is approved by a class vote of the holders of Series G Preferred Stock pursuant to the mandatory voting rights provided by Ohio law and as set forth in Section 6 above.

(ii) In addition, if the surviving corporation in any such merger or consolidation or its parent company, as applicable, has outstanding immediately after the consummation of such merger or consolidation one or more series of preferred stock having rights similar to those described below in Section 8, except that the persons nominated upon the occurrence of a Triggering Event are actual directors with the right to vote with members of the surviving corporation’s board of directors on matters considered by the board (as opposed to being merely Advisory Directors as described in Section 8), then the corporation’s participation in such merger or consolidation will be conditioned upon the Articles of Incorporation or other charter document for the surviving corporation being amended to permit equivalent rights for holders of the Series G Preferred Stock.

8. Right to Nominate Advisory Directors.

(i) If and when dividends payable on the Series G Preferred Stock or on any other class or series ranking on a parity with the Series G Preferred Stock as to payment of dividends and that have a comparable right to nominate Advisory Directors, referred to herein as “Covered Parity Stock,” shall have not been declared and paid (i) in the case of the Series G Preferred Stock and Covered Parity Stock bearing non-cumulative dividends, in full for at least six quarterly dividend periods or their equivalent (whether or not consecutive), or (ii) in the case of Covered Parity Stock bearing cumulative dividends, in an aggregate amount equal to full dividends for at least six quarterly dividend periods or their equivalent (whether or not consecutive) (each, a “Triggering Event”), the holders of the Covered Parity Stock, acting as a single class, will be entitled to nominate two persons for appointment by the corporation as “Advisory Directors” to attend meetings of the Board of Directors.

(ii) Promptly after any Dividend Payment Date on which a Triggering Event occurs, the corporation will call a meeting of the holders of Covered Parity Stock for the purpose of nominating Advisory Directors. Under the terms of the Series G Preferred Stock, if a Triggering Event has occurred, the corporation will promptly appoint each such person as an Advisory Director following his or her execution of an agreement with the corporation governing such Advisory Director’s standard of conduct. The holders of shares of Series G Preferred Stock and other Covered Parity Stock, will be entitled to act together as a single class, to seek removal of any Advisory Director then in office by the adoption of a resolution to that effect. Upon the approval of any such resolution seeking removal of any Advisory Director, the corporation will terminate the appointment of such Advisory Director effective as of the date of such resolution. Upon the resignation, death or removal of any Advisory Director, the holders of Covered Parity Stock will be entitled to nominate a replacement Advisory Director to be appointed by the corporation as described above.

The Advisory Directors will have the right to attend all meetings of the Board of Directors, to address the board at such meetings and to receive notices of all meetings of the Board of Directors and copies of all information distributed to members of the Board of Directors in advance of or during such meetings. The Advisory Directors will not be members of the Board of Directors and will not have the right to vote with members of the Board on matters considered. The term of each Advisory Director, once appointed, will continue until the earliest of (i) the first date as of which full dividends on the Series G Preferred Stock and such other classes or series of Covered Parity Stock, have been paid for at least one year, in the case of non-cumulative Covered Parity Stock, and all dividends have been fully paid, in the case of cumulative Covered Parity Stock or (ii) the date on which such Advisory Director resigns, dies or is removed either by the holders of the Covered Parity Stock, or by the Board of Directors if such Advisory Director fails to comply with his or her obligations under the agreement with the corporation.

The right of each person appointed as Advisory Director to attend meetings of the Board of Directors is subject to such person entering into an agreement (an “Advisory Director Agreement”) in the form agreed with the corporation. Under the Advisory Director Agreement: (i) the corporation and such person shall agree that, as an Advisory Director of the corporation, such person will be subject to the provisions of Sections 1701.59 and 1701.60 of the Ohio General Corporation Law applicable to directors and to the corporation’s Code of Regulations, Articles of Incorporation, Corporate Governance Guidelines and policies applicable to directors of the corporation, and accordingly, such person will be subject to the same duty to treat confidentially information such person receives concerning the corporation and its affiliates in such person’s capacity as an Advisory Director that such person would be subject to if such person were a director of the corporation; and (ii) the parties shall acknowledge that, as an Advisory Director, (a) such person is not a Director of the corporation and such person does not share with the members of the Board the power, authority and responsibility to direct the operations of the corporation, and (b) Sections 1701.59 and 1701.60 of the Ohio General Corporation Law as applied to such person will be construed to reflect such person’s special status as an Advisory Director appointed by the corporation, as opposed to a Director elected in accordance with the corporation’s Code of Regulations. In particular, the corporation will acknowledge and agree that: (x) Section 1701.61 of the Ohio General Corporation Law will not preclude such person from attending meetings of the Board, addressing the Board and receiving related materials where the subject of the Board’s deliberations include the corporation’s compliance with the terms of its outstanding securities, including without limitation the Series G Preferred Stock; and (y) such person will not receive the compensation paid to directors of the corporation, although such person’s expenses of attending meetings of the Board will be reimbursed to such person by the corporation in the same manner and amount as the directors of the corporation. Provided, however, Directors appointed by holders of Series G Preferred Stock or other shares of the corporation’s (or a successor’s) preferred stock under the circumstances described in Paragraph 7(ii) will not be required to enter into an Advisory Director Agreement. The requirement for such an Advisory Director Agreement only applies to Advisory Directors.

9. Reservation of Common Shares.

(i) The corporation shall at all times reserve and keep available out of its authorized and unissued shares of common stock, solely for issuance upon the conversion of shares of Series G Preferred Stock as provided in these Articles of Amendment, free from any preemptive rights or other similar rights, such number of shares of common stock as shall from time to time be issuable upon the conversion of all the shares of Series G Preferred Stock then outstanding, calculated assuming the applicable conversion price equals the base price, subject to adjustment described under Paragraph 4(viii). For purposes of this Section 9, the number of shares of common stock that shall be deliverable upon the conversion of all outstanding shares of Series G Preferred Stock shall be computed as if at the time of computation all such outstanding shares were held by a single holder.

(ii) All shares of common stock delivered upon conversion of the Series G Preferred Stock shall be duly authorized, validly issued, fully paid and non-assessable, free and clear of all liens, claims, security interests and other encumbrances (other than liens, charges, interests and other encumbrances created by the holders).

10. Preemptive or Subscription Rights. The holders of the Series G Preferred Stock shall not have any preemptive or subscription rights.

11. Form. The Series G Preferred Stock will be issued only in fully registered form.

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